Exhibit 99.1

Joint Filing Agreement

Each of the undersigned hereby expresses his, her or its agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of Endurance International Group Holdings, Inc. is filed on behalf of each of the undersigned.

Date: January 24, 2014	/s/ Hari Ravichandran
Hari K. Ravichandran

Ravichandran Family LLC

	By:	/s/ Caitlin Ravichandran
	Name:	Caitlin Ravichandran
	Title:	Manager

The Hari Ravichandran 2013 Grantor Retained Annuity Trust

	By:	/s/ Hari Ravichandran
	Name:	Hari K. Ravichandran
	Title:	Trustee

	By:	J.P. Morgan Trust Company of Delaware, Administrative Trustee

	By:	/s/ Donna L. Coyne
	Name:	Donna L. Coyne
	Title:	Executive Director

The 2013 Ravichandran Family GST Trust

	By:	/s/ Caitlin Ravichandran
	Name:	Caitlin Ravichandran
	Title:	Trustee

	By:	J.P. Morgan Trust Company of Delaware, Administrative Trustee

	By:	/s/ Donna L. Coyne
	Name:	Donna L. Coyne
	Title:	Executive Director